Exhibit 99.1

Global Healthcare Announces 2nd Quarter 2020 Results

Niwot, Colorado., Nov. 19 , 2020 – Global Healthcare REIT, Inc. (OTC: GBCS) (“Global” or the “Company”) announced financial results for the second quarter ended June 30, 2020.

SECOND QUARTER 2020 HIGHLIGHTS

●	Record revenue for the second quarter of $5,130,465 (2019 $1,614,424) a growth rate of 217% year-over -year and up 33% from the previous quarter;
●	Net Income of $1,120,696 for the second quarter (2019 a loss of $170,124);
●	Earnings Per Share for the second quarter of $.04 per share basic and diluted;
●	Net increase in Cash of $2,276,638 to a cash balance of $3,269,151 including restricted cash for the second quarter;
●	Realized first full quarter of operations at our 86 bed Quapaw Higher Call Nursing Center acquisition that the Company paid $1.3 Million and acquisition costs of $13,267;
●	The Quapaw Higher Call Nursing facility is performing well ahead of projections;
●	Purchased $402,000 of 13% mezzanine debt notes owed by Goodwill Hunting, LLC.

Lance Baller, Global’s President and CEO, said, “During the second quarter, we built upon our prior successful efforts to effectively navigate through the pandemic with operational improvements. It is an instance where being smaller and more agile allowed our staff to serve our residents in new and innovative ways. The Company continues to move to a hybrid model of operated and leased properties to minimize downside risk. Our operated facilities performed well in the quarter, well ahead of the national averages. As the Company moves forward with its recently enhanced business model, the results have been effective. We look forward to our rebranded Oklahoma City facility reopening after extensive renovations late in the first quarter of 2021 to further enhance our success. This facility will have a niche highly skilled nursing segment for that community while still offering our standard skilled nursing services. Also, the Company will be implementing the necessary steps to rebrand the Company with a corporate name that aligns it better with its current business model. The Company has chosen Selectis Health, Inc. and will seek the necessary majority shareholder approval to complete this change. The Company has been working on strengthening its management for more timely financial reporting and more efficient operations which will support our growth. We will also shortly begin rolling out our rebranding effort with the launch of a new corporate website under the web address www.selectis.com. This rollout will also entail the completion of individual websites and digital marketing tools for each of our facilities.”

SUMMARY OF SECOND QUARTER RESULTS

GLOBAL HEALTHCARE REIT, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Property and Equipment, Net	$37,140,599	$36,394,587
Cash and Cash Equivalents	2,844,515	641,215
Restricted Cash	424,636	351,298
Accounts Receivable, Net	1,562,911	1,188,100
Investments in Debt Securities	24,387	24,387
Intangible Assets	-	15,258
Goodwill	379,479	379,479
Prepaid Expenses and Other	674,404	883,839
Total Assets	$43,050,931	$39,878,163

LIABILITIES AND EQUITY
Liabilities
Debt, Net of discount of $450,111 and $493,353, respectively	$39,113,315	$36,954,184
Debt – Related Parties, Net of discount of $5,192 and $0, respectively	1,119,808	1,025,000
Accounts Payable and Accrued Liabilities	1,011,543	1,241,573
Accounts Payable – Related Parties	-	32,156
Dividends Payable	7,500	7,500
Lease Security Deposit	252,600	251,100
Total Liabilities	41,504,766	39,511,513
Commitments and Contingencies
Equity
Stockholders’ Equity
Preferred Stock:
Series A - No Dividends, $2.00 Stated Value, Non-Voting; 2,000,000 Shares Authorized, 200,500 Shares Issued and Outstanding	401,000	401,000
Series D - 8% Cumulative, Convertible, $1.00 Stated Value, Non-Voting; 1,000,000 Shares Authorized, 375,000 Shares Issued and Outstanding	375,000	375,000
Common Stock - $0.05 Par Value; 50,000,000 Shares Authorized, 27,414,525 and 27,441,040 Shares Issued and Outstanding at June 30, 2020 and December 31, 2019, respectively	1,370,726	1,372,052
Additional Paid-In Capital	10,397,755	10,385,417
Accumulated Deficit	(10,792,565)	(11,962,220)
Total Global Healthcare REIT, Inc. Stockholders’ Equity	1,751,916	571,249
Noncontrolling Interests	(205,751)	(204,599)
Total Equity	1,546,165	366,650
Total Liabilities and Equity	$43,050,931	$39,878,163

GLOBAL HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue
Rental Revenue	$1,144,605	$1,825,575	$623,593	$930,287
Healthcare Revenue	7,837,461	1,063,928	4,506,872	684,137
Total Revenue	8,982,066	2,889,503	5,130,465	1,614,424
Expenses
General and Administrative	715,770	570,836	372,707	377,357
Property Taxes, Insurance and Other Operating	4,985,975	893,019	2,654,231	543,831
Provision for Bad Debts	263,890	-	57,282	-
Acquisition Costs	28,654	-	13,763	-
Depreciation	768,103	645,851	380,885	322,926
Total Expenses	6,762,392	2,109,706	3,478,868	1,244,114
Income from Operations	2,219,674	779,797	1,651,597	370,310
Other (Income) Expense
Gain on Warrant Liability	-	(2,758)	-	(2,655)
Gain on Extinguishment of Debt	(80,400)	-	(80,400)	-
Gain on Sale of Investments	-	(1,069)	-	-
Gain on Proceeds from Insurance Claim	-	(270,264)	-	-
Interest Income	-	(7,003)	-	(1,536)
Interest Expense	1,116,571	1,070,860	611,301	544,625
Total Other (Income) Expense	1,036,171	789,766	530,901	540,434
Net Income (Loss)	1,183,503	(9,969)	1,120,696	(170,124)
Net Loss Attributable to Noncontrolling Interests	1,152	6,010	2,859	1,869
Net Income (Loss) Attributable to Global Healthcare REIT, Inc.	1,184,655	(3,959)	1,123,555	(168,255)
Series D Preferred Dividends	(15,000)	(15,000)	(7,500)	(7,500)
Net Income (Loss) Attributable to Common Stockholders	$1,169,655	$(18,959)	$1,116,055	$(175,755)
Per Share Data:
Net Income (Loss) per Share Attributable to Common Stockholders:
Basic	$0.04	$(0.00)	$0.04	$(0.01)
Diluted	$0.04	$(0.00)	$0.04	$(0.01)
Weighted Average Common Shares Outstanding:
Basic	27,427,928	27,122,607	27,414,816	27,347,134
Diluted	27,810,428	27,122,607	27,797,316	27,347,134

For Further Information Contact:

Jacob Taylor

jtaylor@gbcsreit.com